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Exhibit 99.1

Ultimate Electronics Reports Interim Sales Results

        DENVER, January 10, 2005 /PRNewswire-FirstCall via COMTEX/—Ultimate Electronics, Inc. (Nasdaq: ULTEE) today announced its sales results for its months ended November 30, 2004 and December 31, 2004.

        Sales for the month ended November 30, 2004 were approximately $69.2 million, a decrease of 8 percent from $75.4 million for the same period in the previous year. Comparable store sales were down approximately 6 percent for the month ended November 30, 2004

        Sales for the month ended December 31, 2004 were approximately $85.7 million, a decrease of 18 percent from $104.7 million for the same period in the previous year. Comparable store sales were down approximately 18 percent for the month ended December 31, 2004.

        The company's serious liquidity problems, which have been previously disclosed, have adversely affected inventory levels, and January 2005 sales and comparable store sales to date continue to show an increasingly negative trend.

        Reported sales figures are preliminary and subject to adjustment.

        The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding sales for November, December and January. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: general economic conditions; actions of competitors; relationships with vendors; changes in personnel; terrorism and acts of war; and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended October 31, 2004, both filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

        About Ultimate Electronics, Inc. (Nasdaq: ULTEE)

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2003 "Top 10 Audio/Video Retailer of the Year."

        Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at http://www.ultimateelectronics.com.

        Contact: Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.

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Ultimate Electronics Reports Interim Sales Results